Exhibit 10.4

Agreement and Amendment

Celanese Corporation, its Subsidiaries and its Affiliates (“Employer”), and Douglas M. Madden, his/her heirs, executors, administrators, successors, and assigns (“Executive”), agree that:

1.	Last Day of Employment (“Departure Date”). Executive is retiring and the last day of employment with Celanese is: March 31, 2013.

2.
Non-competition/Non-solicitation. Executive acknowledges and recognizes the highly competitive nature of the business of Employer. Without the express written permission of Employer, for a period of two (2) years following the Departure Date (the “Restricted Period”), Executive acknowledges and agrees that he/she will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Employer; (ii) directly engage or become employed in a function with like responsibilities as at Employer with, or serve on the Board of Directors of, any business that competes with the business of Employer, or has a direct conflict of interest with Employer, including but not limited to: direct sales, marketing, or manufacturing, research and development or product development for a producer of products similar to those produced or licensed by Employer; or (iii) for a period of two (2) years from the Departure Date, directly or indirectly solicit or hire employees of Employer for employment. Provided however, that nothing in this provision shall restrict Executive from owning solely as an investment, publicly traded securities of any company which is engaged in the business of Employer, if Executive (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

3.
Confidentiality. Executive agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, Executive lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Executive. Executive further agrees not to divulge to anyone (other than Employer or any persons employed or designated by Employer), publish or make use of any such Confidential Information without the prior written consent of Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

4.
Future Cooperation after Departure Date. After departure, Executive agrees to make reasonable efforts to assist Employer including but not limited to: assisting with transition duties, assisting with issues that arise after departure of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to responding to telephone calls, providing deposition testimony, attending hearings and testifying on behalf of Employer. Employer will reimburse Executive for reasonable time and expenses in connection with any future cooperation after the Departure Date. Time and expenses can include loss of pay or using vacation time at a future employer. Employer shall reimburse Executive within 30 days of remittance by Executive to Employer of such time and expenses incurred, but in no event later than the end of Executive’s tax year following the tax year in which Executive incurs such time and expenses and the amount of expenses eligible for reimbursement hereunder during Executive’s tax year will not affect the expenses eligible for reimbursement in any other tax year.

5.
Consideration. Each separate installment under this Agreement and Amendment (this “Agreement”) shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Service Code. In consideration for signing this Agreement and compliance with the promises made herein, Employer and Executive agree:

a.
Long Term Equity Awards. Employer will fulfill its obligations to Executive pursuant to the terms of outstanding equity award agreements held by Executive (the “Equity Agreements”), including Employer’s obligations under the Equity Agreements in the event of a change in control. In accordance with the terms of the Equity Agreement, Employer agrees that certain equity awards contained in Executive’s Equity Agreements will receive continued vesting as of the Departure Date by reason of Executive’s qualifying retirement under the retirement provisions included in such awards; certain other awards will be forfeited as a result of Executive’s retirement. In addition, Employer expressly agrees that Executive’s December 20, 2011 time-vesting restricted stock unit award is being amended by this Agreement to allow continued vesting on the applicable vesting dates, notwithstanding Executive’s retirement, as set forth on Exhibit A. Employer has provided a schedule of Executive’s awards and the impact of retirement.

b.
Company Benefit Plans. Healthcare & dental coverage and all other normal company programs (e.g., life insurance, LTD, 401K contributions, etc.) will continue until the last day of the month in which Executive departs, according to their current health & dental plan elections, and thereafter at Executive’s expense for the periods, and in accordance with, applicable COBRA provisions.

c.	Pension & Retiree Health Care Plan. If Executive is eligible, Employer will fulfill its obligations according to the terms of the respective Plans.

d.
Voluntary Resignation. Executive agrees to voluntarily resign from Employer effective on the Departure Date. Effective as of the close of business on such Departure Date, Executive will resign from all positions he holds as a corporate officer of Employer and subsidiaries and Affiliates (including without limitation any positions as an officer, executive and/or director), and from all positions held on behalf of Employer (e.g., external board memberships, joint venture boards, internal committee positions).

e.
Return of Company Property. Executive will surrender to Employer on the Departure Date, all company materials, including, if applicable, but not limited to his/her company car, laptop computer, phone, credit card, calling cards, etc. Executive will be responsible for resolving any outstanding balances on the company credit card.

6.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that he/she would not receive the consideration specified in Paragraph “5” above, except for the execution of this Agreement and the fulfillment of the promises contained herein.

7.	General Release of Claims. Executive knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer of and from any and all claims, known and unknown,

asserted and unasserted, Executive has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Wall Street Reform Act of 2010 (Dodd-Frank);

•	The Family Medical Leave Act of 1993;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•
Any other federal, state or local civil or human rights law, including but not limited to any other local, state or federal law, regulation or ordinance in Texas, or any law, regulation or ordinance of a foreign country, including but not limited to the People’s Republic of China, Federal Republic of Germany and the United Kingdom;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

8.
Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), or a charge or complaint under the Wall Street Reform Act of 2010 subject to the restriction, that if any such charge or complaint is filed, Executive agrees not to violate the confidentiality provisions of this Agreement and Executive further agrees and covenants that should he/she or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge or claim with the EEOC, the Securities and Exchange Commission (“SEC”), any other governmental body, civil action, suit or legal proceeding against Employer involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Executive further affirms that he has reported all hours worked as of the date of this Agreement and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement. Executive furthermore affirms that he has no known workplace injuries or occupational diseases.

9.
Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state in which Executive was employed on the Departure Date without regard to its conflict of laws provision. In the event Executive or Employer breaches any provision of this Agreement, Executive and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

10.
Nonadmission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

11.
Non-Disparagement. Executive agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, Employer, its reputation, its business, and/or its directors, officers, managers. Likewise Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Executive, his/ her reputation and/or business.

12.
Injunctive Relief. Executive agrees and acknowledges that Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement, Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

13.
Review Period. Executive is hereby advised that he has up to forty-five (45) calendar days to review this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

14.
Revocation Period. In the event that Executive elects to sign and return to Employer a copy of their Agreement, he/she has a period of seven (7) days (the “Revocation Period”) following the date of such return to revoke this Agreement, which revocation must be in writing and delivered to Employer within the Revocation Period. This Agreement will not be effective or enforceable until the expiration of the Revocation Period.

15.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.
Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of Employer to Executive. Executive acknowledges that he/she has not relied on any representations, promises, or agreements of any kind made to him/her in connection with the decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Executive shall remain in full force and effect, except as such Equity Agreements are modified and amended by this Agreement.

17.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “5” ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE/SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Celanese Corporation

By:	/s/ Douglas M. Madden	By:	/s/ Joseph J. Fox
	Douglas M. Madden		Name: Joseph Fox
Title: VP HR & Employment Law

Date:	March 18, 2013	Date:	March 18, 2013

Exhibit A

Off-cycle Time RSU Awards
Vesting Period	Target Award	Forfeited RSUs	Remaining Amount (1)	Timing of Payment
Retention Time RSU Awards:
12/20/2011 – 12/20/2013 (2)	8,509	0	8,509	Dec. 2013
12/20/2011 – 12/20/2014 (2)	8,511	0	8,511	Dec. 2014

(1)	Actual number of shares to be delivered will be reduced by number of shares withheld for payment of taxes.

(2)	2011 Off-cycle award – continued vesting by virtue of amendment under this Agreement.